Golfsmith Receives Nasdaq Staff Deficiency Letter Regarding Audit Committee Requirements

AUSTIN, Texas, January 27, 2008 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced that on January 23, 2008 the Company received a Nasdaq Staff Deficiency Letter indicating that it no longer complies with the Nasdaq audit committee requirement for continued listing as set forth in Marketplace Rule 4350, which requires a listed company to have an audit committee of at least three independent directors. Consistent with this Rule, Nasdaq provided the Company with a cure period until July 7, 2008 in order to regain compliance.

On January 9, 2008, Martin E. Hanaka, the Company’s Chairman, was appointed as its interim Chief Executive Officer. Upon taking this position, Mr. Hanaka stepped down as a member of the Audit Committee in order to comply with the audit committee independence requirement as set forth in Nasdaq Marketplace Rule 4350, leaving two directors on that Committee. The Company expects to fill the vacancy created by Mr. Hanaka’s resignation from the Audit Committee prior to July 7, 2008.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 74 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

Certain statements made in this news release are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. In particular, such statements include the ability of the Company to comply with Nasdaq’s audit committee requirements. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the ability of the Company to identify or attract a suitable candidate who will be deemed independent under the Nasdaq Marketplace Rules for its Audit Committee, and other risks discussed in our annual report on Form 10-K filed on March 30, 2007 under the caption “Risk Factors.”

CONTACT: Golfsmith International Holdings, Inc., Austin

Investor Relations Inquiries:

Joe Teklits/Jean Fontana, 203-682-8200

investor.Relations@golfsmith.com

www.icrinc.com

OR

Media Inquiries:

Fair Share Consulting, Inc.

Andy Craig, 512-794-5906

Andy@fairshareconsulting.com

SOURCE: Golfsmith International Holdings, Inc.